SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Colonial Properties Trust
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March 12, 2010

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 28, 2010 at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209.

     The matters to be acted on at the meeting - the election of trustees and the ratification of the appointment of our independent registered public accounting firm - are described in the accompanying proxy statement.

     We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person we urge you to cast your vote electronically by telephone or the internet, as more fully described in the proxy statement, so that your shares will be represented. If you instead elect to receive a proxy card by mail, as more fully described in the proxy statement, we urge you to complete, sign and date the proxy card and return it promptly in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

Thomas H. Lowder
Chairman of the Board and Chief Executive Officer

Enclosures

2101 6TH AVENUE NORTH, SUITE 705 • BIRMINGHAM, AL 35203 • 205.250.8700 • FAX 205.250.8890 • colonialprop.com
COLONIAL PROPERTIES TRUST AND SUBSIDIARIES LISTED NEW YORK STOCK EXCHANGE

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203
--------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 28, 2010

Dear Shareholder:

     You are cordially invited to attend our 2009 annual meeting of shareholders to be held on Wednesday, April 28, 2010, at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209, to consider the following proposals:

1.	To elect the following 10 persons to serve as trustees each for a term expiring at the 2011 annual meeting of shareholders: Carl F. Bailey; M. Miller Gorrie; William M. Johnson; Glade M. Knight; James K. Lowder; Thomas H. Lowder; Herbert A. Meisler; Claude B. Nielsen; Harold W. Ripps; and John W. Spiegel;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on February 19, 2010 will be entitled to vote at the meeting or any adjournments thereof.

     As permitted by rules adopted by the U.S. Securities and Exchange Commission, we have made our proxy materials (which include our proxy statement, annual report to shareholders and form of proxy card) available to our shareholders on the Internet, rather than mailing printed copies of these materials to each shareholder. On or about March 12, 2010, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials online or request a printed or e-mail copy of these materials. We believe this method of distribution will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. For more information, please refer to the information contained within the proxy statement.

     YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE CAST YOUR VOTE ELECTRONICALLY BY TELEPHONE OR THE INTERNET, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU REQUESTED A PRINTED COPY OF THE PROXY MATERIALS AND RECEIVED A PROXY CARD BY MAIL, YOU MAY ALSO COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. YOUR VOTE IS BEING SOLICITED BY THE BOARD OF TRUSTEES.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish Chief Administrative Officer and Corporate Secretary
Birmingham, Alabama
March 12, 2010

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203
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PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 28, 2010

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 28, 2010, at 10:30 a.m., central time, in the conference center on the 1st floor of the Colonial Brookwood Center, 569 Brookwood Village, Suite 131, Homewood, Alabama 35209, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees.

     As permitted by rules adopted by the U.S. Securities and Exchange Commission, we have made our proxy materials (which include our proxy statement, annual report to shareholders and form of proxy card) available to our shareholders on the Internet, rather than mailing printed copies of these materials to each shareholder. On or about March 12, 2010, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials online or request a printed or e-mail copy of these materials. We believe this method of distribution will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. If you want to receive a paper or email copy of the proxy materials, including a proxy card, you must request one as instructed by the Notice. There is no charge to you to request a copy. Please make your request for a copy by following the instructions to order a set of proxy materials as set forth in the Notice. The mailing address for our principal executive office is 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 19, 2010, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 19, 2010, we had 66,788,869 common shares issued and outstanding.

     Common shares represented by proxies either in the form of proxy, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. The board of trustees recommends a vote (1) FOR the election of all nominees for trustee set forth herein; and (2) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning a proxy card (to the extent you request one, as instructed in the Notice) to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting.

     Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to the address shown above, addressed to the Corporate Secretary, by delivering a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Table of Contents

Election of Trustees	3
Board of Trustees	3
Board Recommendation	3
Nominees for Election	3
Vote Required	6
Information Regarding Trustees and Corporate Governance	7
Meetings of the Board of Trustees	7
Executive Sessions of Non-Management Trustees	7
Trustee Attendance at Annual Meetings	7
Lead Trustee	7
Board Leadership Structure	7
Board’s Role in Risk Oversight	8
Communication with the Board of Trustees	8
Trustee Candidate Review	8
Committees of the Board of Trustees	9
Committee Membership	11
Board of Trustees Assessment of Independence	11
Code of Ethical Conduct	12
Audit Committee Report	13
Ratification of Appointment of Independent Registered Public Accounting Firm	14
Summary of Audit Fees	14
Vote Required	14
Board Recommendation	14
Pre-Approval Policy for Services by Auditor	15
Previous Change in Certifying Accountant	15
Compensation Discussion and Analysis	16
Compensation Philosophy and Guiding Principles	16
Benchmarking	17
Elements of Compensation	17
Option and Restricted Share Grant Practices	22
Named Executive Officer Ownership and Holding Guidelines	22
$1 Million Pay Deductibility Limit	22
Compensation Committee Report	23
Compensation of Trustees and Executive Officers	24
Executive Compensation	24
Trustee Compensation	30
Compensation Committee Interlocks and Insider Participation	33
Certain Relationships and Related Transactions	33
Voting Securities Held By Principal Shareholders and Management	34
Section 16(a) Beneficial Ownership Reporting Compliance	36
Shareholder Proposals for 2011 Annual Meeting	37
Voting Procedures and Costs of Proxy Solicitation	37
Householding of Proxy Materials	38

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is currently comprised of ten members elected by the shareholders annually. Carl F. Bailey, M. Miller Gorrie, William M. Johnson, Glade Knight, James K. Lowder, Thomas H. Lowder, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, have been nominated for re-election at the meeting. All the nominees are expected to hold office until the 2011 annual meeting of shareholders or until their successors are elected and qualified.

     The board of trustees knows of no reason why any nominee would be unable to serve as a trustee. Should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election

     Carl F. Bailey, 79, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of the board of directors of TekQuest Industries, Inc., a manufacturing company. Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company from 1982 to 1992. From 1952 to 1992, he worked for AT&T, South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation, until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey is a member of the board of trustees of Birmingham Southern College and a former chairman of the board. Mr. Bailey is the lead trustee of the board of trustees, chairman of the governance committee and is a member of the audit and executive committees of the board of trustees.

     Mr. Bailey has expansive public company leadership and governance experience acquired through his tenure on our board of trustees since our initial public offering as well as through his managing and overseeing, in the capacity of director, the operations of other public companies. In particular, Mr. Bailey has served on the boards of five public companies, including in chairman and other leadership positions, which has provided him valuable insight in addressing governance issues and a depth of experience that informs his service as our lead trustee. Mr. Bailey’s longstanding ties to the Southeast, where a larger number of our properties are located, provide him with a keen insight into the communities in which we have traditionally developed and managed properties.

     M. Miller Gorrie, 74, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that was ranked 17th in the Engineering News Record’s “Top General Building Contractors” based on 2008 construction revenues. He currently serves on the boards of American Cast Iron Pipe Company, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank Corporation, Baptist Hospital Foundation, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, the Community Foundation of Greater Birmingham, the Business Council of Alabama and the Metropolitan Development Board. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     Mr. Gorrie has a comprehensive background in the real estate and building construction industries. In particular, he has served for years as chief executive officer of a commercial construction company through which he has developed an extensive understanding of the construction industry in the Sunbelt, and through which he has been involved in overseeing a number of our development, re-development and expansion projects. With this background, Mr. Gorrie brings to our board of trustees an intimate knowledge of many of our properties and valuable experience in the construction industry, a key area for us as a developer and owner of real estate properties primarily in the Sunbelt.

     William M. Johnson, 63, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of Class A office, warehouse, retail and hotel space, including seven office buildings and retail properties that we acquired from Mr. Johnson in

1997. From 2004 to 2008, Mr. Johnson served on the Cherokee County (Georgia) Development and Airport Authorities, where he led the $34 million expansion of the regional airport. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and is the chairman of the board of directors of The Mission Society, Inc. He also provides strategic consulting services and humanitarian aid in connection with ministry work in Haiti and Kenya. Since 1999, Mr. Johnson has been chief executive officer and founder of three charitable foundations that provide financial assistance to 27 local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Mr. Johnson has an extensive background in the real estate development and construction industries, especially as they relate to retail and office properties. Through his leadership of Johnson Development Company, Mr. Johnson brings to our board valuable insights into commercial property ownership, development and management in the Southeast. Mr. Johnson’s extensive experience gained as a board officer in several complex non-profit organizations has equipped him with distinct skills in corporate governance and strategic planning.

     Glade M. Knight, 65, has been a trustee since 2005. Mr. Knight is the founder, chairman of the board and chief executive officer of four REITs: Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc. He also founded and served as the chairman and chief executive officer of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., two hotel REITs, until they were sold during 2007. From 1993 until April 2005, Mr. Knight was founder, chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which owned apartment communities and with which we merged in April 2005. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management.

     Mr. Knight joined our board following our merger with Cornerstone. Mr. Knight has extensive experience in establishing, managing and overseeing the operations of public REITs, as both a director and an executive officer. Mr. Knight’s understanding of and experience in operating public company REITs in general, and multifamily real estate companies in particular, allows him to provide valuable insights to our board in its oversight of our operations as a REIT. Further, Mr. Knight has valuable knowledge of a large number of multifamily properties in our portfolio that we acquired when we merged with Cornerstone.

     James K. Lowder, 60, has been a trustee since 1993. Mr. Lowder has served as chairman of the board of The Colonial Company and its subsidiaries since 1995. He is a current member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association, and he serves on the board of directors of Alabama Power Company. Mr. Lowder is the current chairman of the Alabama Shakespeare Festival, a past board member of Leadership Montgomery, past president of the board of the Montgomery YMCA and past chairman of the Montgomery Area United Way Champaign. The Montgomery Area Business Committee for the Arts presented The Colonial Company with the 1997 Business in the Arts Award and in 2000 with the coveted Frank Plummer Memorial Arts Award for lifetime achievement. Mr. Lowder was inducted into the Hall of Fame of the Greater Montgomery Home Builders Association in 2004. He graduated with the highest honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman and chief executive officer.

     Mr. Lowder has served as a trustee since the inception of our Company, providing us institutional continuity through his company and industry knowledge. Mr. Lowder has accumulated vast experience with all phases of the commercial real estate industry and economic cycles. Mr. Lowder’s knowledge of our Company, together with his boundless experience in the real estate development and construction industries in the Southeast, allows him to provide unique and valuable insight to us and our board of trustees.

     Thomas H. Lowder, 60, was re-appointed as our chief executive officer effective December 30, 2008. Mr. Lowder has served as chairman of our board of trustees since our formation in July 1993. Additionally, he served as our president and chief executive officer from July 1993 until April 2006. Mr. Lowder became president and chief executive officer of Colonial Properties, Inc., our predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for us and our predecessors. He presently serves as a member of the board of the following organizations: Birmingham-Southern College, Crippled Children's Foundation, Children's Hospital of Alabama, the University of Alabama Health Services Foundation and the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Lowder is a past board member of The Community Foundation of Greater Birmingham, past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children's Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama and chairman of the board in 2007. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of James K. Lowder, one of the our trustees.

     Mr. Lowder has a long-standing relationship with our Company since its inception, both as our chairman and our chief executive officer and as the chairman and chief executive officer of our predecessor. His depth of experience in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for us and our predecessors provides our Company valuable leadership at all levels of finance and corporate operations. His leadership of our Company promotes stability in our operations and governance and allows Mr. Lowder to provide valuable guidance to our board of trustees regarding our Company, its business activities, and the communities in Alabama and the Sunbelt in which we own and manage properties. Mr. Lowder’s reputation locally and nationally, in and out of the real estate industry, enhances the Company’s opportunities in business ventures.

     Herbert A. Meisler, 82, has been a trustee since 1995. Since 1964, Mr. Meisler has been president of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. In addition, Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

     Mr. Meisler has vast experience as a private real estate executive with prevalent knowledge in the real estate development and construction industries through his formation of The Rime Companies. In particular, his knowledge of multifamily construction, development and management allow him to provide our board of trustees with knowledgeable guidance in connection with our multifamily activities, which is a significant focus of our business. Mr. Meisler has a unique perspective on business investments due to his diverse business background.

     Claude B. Nielsen, 59, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991, and in 2003 he was elected chairman of its board. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen serves on the board of directors of Regions Financial Corporation and served on the board of directors of AmSouth Bank Corporation prior to its merger in November 2006 with Regions Financial Corporation, a financial services corporation. He also serves Chairman of The Coca-Cola Scholars Foundation and a board member and serves on the executive committee of the Birmingham Business Alliance. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Mr. Nielsen has a unique perspective and insight as an experienced participant in the financial services and beverage industries. Through his executive leadership of the Coca-Cola Bottling Company United, Inc. and his tenure as a director of Regions Financial Corporation and AmSouth Bank Corporation, Mr. Nielsen brings to our board an additional perspective based on his roles in managing and overseeing, in a capacity as a director, the operations of non-real estate companies, both public and private. His extensive experience in the financial services industry also provides us with valuable insight in our banking and related financial affairs.

     Harold W. Ripps, 71, has been a trustee since 1995. Since 1969, he has served as chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

     Mr. Ripps has gained a wide-range of financial and investment experience over the past 40 years. His success in these areas has contributed greatly to his personal and business success. He has a plethora of knowledge in the real estate development and construction industries through his formation of The Rime Companies. Mr. Ripps provides our board of trustees with a first-hand perspective regarding multifamily property development, construction and management.

     John W. Spiegel, 69, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004 and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that he served as an executive vice president and chief financial officer of SunTrust Banks, Inc. from 1985. Mr. Spiegel currently serves on the corporate boards of RockTenn Company, CPEX Pharmaceuticals, Inc. and S1 Corporation. He served on the corporate boards of Bentley Pharmaceuticals, Inc. and HomeBanc, Inc. from 2002 to 2008 and from 2005 to 2008, respectively, serving as lead director of Bentley Pharmaceuticals, Inc. from 2006 to 2008. Mr. Spiegel also serves on the board of directors of Colonial & Southern Holdings, Inc., a privately-held company, and he is a life-time member of the board of directors of the Woodruff Arts Center. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is the chairman of the audit committee and a member of the executive compensation committee and the governance committee of the board of trustees.

     Mr. Spiegel has expertise in the financial services industry and has broad experience as a member of numerous public company boards of directors, including prior service on a number of public company audit committees. Mr. Spiegel’s valuable financial expertise, including his leadership of Sun Trust Banks, Inc. and certain of its affiliates, combined with his experience as a public company director and a member of public company audit committees, allow him to provide experienced leadership of our audit committee and make valuable contributions to our corporate governance efforts and initiatives.

Vote Required

     The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

INFORMATION REGARDING TRUSTEES AND CORPORATE GOVERNANCE

Meetings of the Board of Trustees

     Our board of trustees held six meetings during 2009. During 2009, each trustee attended more than 75% of the aggregate of (1) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (2) all meetings of committees of the board of which such trustee was a member.

Executive Sessions of Non-Management Trustees

     Pursuant to our corporate governance guidelines and the New York Stock Exchange (“NYSE”) listing standards, in order to promote open discussion among non-management trustees, our board of trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these executive sessions, as described below under the heading “Lead Trustee.”

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2009 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created the position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the non-management trustees (but not less than once a quarter), in which management trustees and other members of management do not participate (unless the chairman of the board of trustees is a non-management trustee, in which case the chairman presides). The lead trustee also presides over all meetings of independent trustees and performs such other functions as the board may direct. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. In October 2008, the board established an annual rotation policy for the position of lead trustee whereby the chairs of each of our governance committee, audit committee and executive compensation committee will hold the position of lead trustee on an annual rotating basis (in that order), beginning with Mr. Bailey, the current lead trustee, as the chair of the governance committee. This rotation policy is set forth in our corporate governance guidelines.

Board Leadership Structure

     Mr. Thomas H. Lowder was re-appointed our chief executive officer effective December 30, 2008, and has served as chairman of our board of trustees since our formation in July 1993. Mr. Lowder also served as our president and chief executive officer from July 1993 until April 2006. He also was president and chief executive officer of Colonial Properties, Inc., our predecessor, since 1976, and, since that time, has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for our Company and our predecessors.

     Periodically, the governance committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company. The governance committee, with the consensus of the other independent directors, have concluded that Mr. Lowder’s long tenure with our Company provides a stable leadership that is beneficial to us and our shareholders. In particular, the board recognizes that, given Mr. Lowder’s familiarity with our properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead board discussions. Further, the board believes that our lead trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position. In particular, the board recognizes that the lead trustee is actively engaged in setting board agendas, stays apprised of the important aspects of our business and presides over executive sessions of the non-management trustees at least once a quarter.

Board’s Role in Risk Oversight

     One of the important roles of our board is to oversee various risks that we may face from time to time. While the full board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. For example, the audit committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

     An important feature of the board’s risk oversight function is to receive updates from its committees and management, as appropriate. For example, each year our internal audit director, in coordination with our chief financial officer, develops an audit plan designed to address key legal and financial reporting and internal control risks. This plan is subsequently reviewed and approved by the audit committee, and the internal audit director then meets regularly in an executive session with the audit committee and reports audit results to the committee on a quarterly basis. In addition, the chief administrative officer provides quarterly updates to the audit committee regarding material litigation and legal compliance matters. The audit committee (as well as the other committees of the board) regularly updates the full board as to matters discussed in its committee meetings and seeks input from the full board as necessary and appropriate. In addition to getting direct information from its committees, the board receives updates directly from members of management. In particular, Mr. Lowder, due to his management position, is able to frequently communicate with other members of our management and update the board on at least a quarterly basis on the important aspects of the Company’s day-to-day operations. The board also receives regular updates from our chief administrative officer regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks. Management also has direct access to the chairperson of each board committee and our lead trustee.

Communication with the Board of Trustees

     The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Trustee Candidate Review

     Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. Neither the governance committee nor the board has adopted a formal policy with respect to diversity of its trustees. However, in connection with its overall trustee candidate review, the governance committee does consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

     To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:
  an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

  an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

  a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

  a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

  contact information, including address and telephone number, for the trustee candidate and recommending shareholder.
     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company’s corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities.”

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an executive compensation committee, an audit committee and a governance committee.

     Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met eight times in 2009.

     Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees. Independence for compensation committee members is defined by the listing standards of the NYSE. The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The board of trustees has adopted a written charter for the Executive Compensation Committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The executive compensation committee met five times during 2009.

     The executive compensation committee is responsible for all elements of the named executive officer compensation program and the equity component of the non-officer compensation program, and works closely with the entire board of trustees in the execution of its duties. For example, the executive compensation committee is responsible for establishing base salaries for the named executive officers, for establishing the annual incentive plan performance measures and related goals for the named executive officer group, and for determining and approving the number of long-term incentive awards under the Company’s equity plans with respect to the named executive officers. The executive compensation committee may delegate its authority to any subcommittee the executive compensation committee deems appropriate, which must report to the executive compensation committee. The executive compensation committee has delegated to the chair of the executive compensation committee the authority, between meetings of the executive compensation committee, to grant options and restricted shares under the 2008 Omnibus Incentive Plan (“2008 Plan”) to employees other than our executive officers. The chair of the executive compensation committee notifies the other members of the executive compensation committee at a subsequent meeting of equity awards approved by the chair between meetings.

     In fulfilling its responsibilities, the executive compensation committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, other than himself, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and any proposed changes to the peer group. The executive compensation committee reviews relevant data and these recommendations and makes all final determinations on issues within the scope of its authority.

     The executive compensation committee meets a minimum of once a quarter to discuss the Company’s named executive officer compensation program and in particular, base salary, annual incentives and long-term incentives. The executive compensation committee members agree early in the fiscal year upon anticipated items to be covered over the course of that year, and for each meeting, the Chairman of the executive compensation committee and management review and finalize the proposed agenda.

     To assist in its efforts in 2009, the executive compensation committee engaged HayGroup directly as its compensation consultant for the most recently completed fiscal year. HayGroup provided detailed market data that the executive compensation committee determined was relevant in developing an understanding of current executive compensation levels and practices at the Company’s peer group relevant to its decisions. The executive compensation committee also requested that HayGroup provide alternative ways in which to address compensation decisions for the consideration of the executive compensation committee.

     Audit Committee

     The audit committee consists entirely of independent trustees. Independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of trustees has determined that each member of the audit committee met the foregoing requirements in 2009. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert” as defined under SEC rules and regulations. The audit committee met eight times during 2009.

     Governance Committee

     The governance committee consists entirely of independent trustees. Independence for governance committee members is defined by the NYSE listing standards. The governance committee has a charter available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com, and developing and implementing our code of ethical conduct for all employees, officers and trustees. A copy of the corporate governance guidelines is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The governance committee is also charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company’s policies regarding trustee nominations. The governance committee met four times during 2009.

Committee Membership

The following table sets forth the membership of the above-referenced committees:

Independent Trustees	Audit	Compensation	Executive	Governance

Carl F. Bailey	M		M	C
William M. Johnson		M	M
Glade M. Knight
Herbert A. Meisler	M	M
Claude B. Nielsen		C		M
Harold W. Ripps			M
John W. Spiegel	C	M		M
Non-Independent Trustees	Audit	Compensation	Executive	Governance

M. Miller Gorrie			C
James K. Lowder			M
Thomas H. Lowder			M

“M” signifies a member and “C” signifies a chairman.

Board of Trustees Assessment of Independence

     Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

     Our board of trustees has evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances that each of Carl F. Bailey, William M. Johnson, Glade M. Knight, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel are “independent,” as such term is defined in the NYSE’s listing standards.

     In making its independence determinations, the board considered that each of Messrs. Johnson and Spiegel has no known relationship with the Company. In determining that Messrs. Bailey, Ripps, Knight and Meisler each met the criteria for independence under the NYSE listing standards, the board determined that, neither the purchase of common shares of the Company by each of Messrs. Bailey, Ripps and Knight at the public offering price in the Company’s October 2009 public offering of common shares nor the sale to the Company, in connection with the Company’s exit from the OZ/CLP retail joint venture in November 2009, by former unitholders in the OZ/CLP retail joint venture (which included Messrs. Bailey, Meisler and Ripps) of the deferred purchase price owed to all unitholders by the OZ/CLP retail joint venture, constituted a material relationship with the Company that would impair the trustee’s independence. See also "Certain Relationships and Related Transactions." In determining that Mr. Nielsen met the criteria for independence under the NYSE listing standards, the board considered the following:

  Mr. Nielsen is a director of Regions Financial Corporation, which participates in the Company’s credit facility. In light of the fact that Mr. Nielsen was not a director of Regions Financial Corporation at the time we began our relationship with Regions Financial Corporation, no family member of Mr. Nielsen’s family is an executive officer of Regions Financial Corporation, Mr. Nielsen receives no compensation from Regions Financial Corporation other than director and committee fees, and Mr. Nielsen receives no compensation or other payments from Regions Financial Corporation arising from his or Regions Financial Corporation’s relationship with the Company, the board of trustees determined that Mr. Nielsen is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.
     Thomas H. Lowder is not independent because he is an executive officer of the Company. James K. Lowder is not independent as he is Thomas H. Lowder’s brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.”

     In connection with its review of independence our board of trustees has also applied the following categorical independence standard:

     “If a trustee serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence.”

Each of the independent trustees satisfied this standard (if applicable to such trustee).

Code of Ethical Conduct

     The Company has a code of ethical conduct, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethical conduct. A copy of the code of ethical conduct is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2009. In connection with the performance of its responsibility under its charter, the audit committee has:
  Reviewed and discussed our audited financial statements with management;

  Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

  Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.
     The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining their independence.

Date: February 22, 2010

Members of the audit committee:

John W. Spiegel, Chairman
Carl F. Bailey
Herbert A. Meisler

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

     We are submitting for ratification by our shareholders the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP became our independent registered public accounting firm, effective August 4, 2009, and was appointed by our audit committee to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Prior to August 4, 2009, our independent registered public accounting firm was PricewaterhouseCoopers LLP. See “Previous Change in Certifying Accountant” below.

     After careful consideration of the matter and in recognition of the importance of this issue to our shareholders, the board of trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary of Audit Fees

     The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP for the year ended December 31, 2009 and by PricewaterhouseCoopers LLP for the year ended December 31, 2008:

	Deloitte & Touche LLP	PricewaterhouseCoopers LLP
	2009	2008
Audit Fees (1)	$670,000	$690,206
Audit Related Fees (2)	28,675	338,382
Tax Fees (3)	673,279	--
All other Fees (4)	--	1,500
Total	$1,371,954	$1,030,088

____________________

(1)	Services consisted of audit services related to our consolidated financial statements and effectiveness of internal controls over financial reporting, and quarterly reviews of the consolidated financial statements in our Forms 10-Q.

(2)	Services consisted of joint venture and subsidiary audits, as well as consideration of accounting issues, consultation on transactions, auditor consents and reviews of registration statements.

(3)	Services consisted of tax preparation and compliance as well as tax planning and tax consulting for us and certain of our subsidiaries and joint ventures.

(4)	Fees were related to access to an online financial reporting library.

Vote Required

     Ratification of the appointment of Deloitte & Touche LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, see “Voting Procedures and Costs of Proxy Solicitation.” Even if the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is ratified, our board of trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Deloitte & Touche LLP is not ratified, the audit committee of our board of trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service requires separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the president and chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence. In accordance with this policy, the audit committee approved all services to be performed by the Company’s independent registered accounting firms during 2009.

Previous Change in Certifying Accountant

     On August 3, 2009, the audit committee approved the dismissal of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 and the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. The dismissal of PricewaterhouseCoopers LLP was effective as of August 4, 2009 and the engagement of Deloitte & Touche LLP was effective as of August 4, 2009.

     The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for the fiscal year ended December 31, 2008, which was included in the Company’s 2008 Annual Report on Form 10-K, and for the fiscal year ended December 31, 2007, which was included in the Company’s 2008 Annual Report on Form 10-K, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle.

     During the Company’s fiscal years ended December 31, 2008 and 2007, and through August 4, 2009, (i) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

     During the Company’s fiscal years ended December 31, 2008 and 2007, and through August 4, 2009, neither the Company nor anyone on its behalf consulted with Deloitte & Touche LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Deloitte & Touche LLP to the Company that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

     The Company provided PricewaterhouseCoopers LLP with a copy of the Current Report on Form 8-K, that disclosed the change in the Company’s accountants described above, prior to its filing with the SEC on August 4, 2009 (the “Form 8-K”). The Company requested PricewaterhouseCoopers LLP furnish the Company with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agreed with the statements contained in the Form 8-K that related to PricewaterhouseCoopers LLP. A copy of PricewaterhouseCoopers LLP’s letter, dated August 4, 2009, is attached as Exhibit 16.1 to the Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Guiding Principles

     Colonial Properties Trust’s compensation philosophy for all employees is that the compensation program (comprised of base salary, annual incentive bonus, long-term equity grants, and retirement and health and welfare benefits) should correlate to the Company's achievement of financial and non-financial objectives, that any long-term equity-based and cash incentive compensation should be closely aligned with shareholders' interests, and that retirement and health and welfare benefits in general should be available on a competitive and equal basis. This philosophy reflects the Company's key strategic compensation design priorities: paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders.

     In implementing this overall compensation philosophy for the Company’s named executive officers, the Company’s Executive Compensation Committee (the “Committee”) follows the following guiding principles:

Pay for Performance - The Committee places considerable emphasis on incentive compensation plans that reward the named executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through these incentive plans by measuring performance based on key pre-established measures reflecting the increase in the value of the Company. In recent years, the Committee has focused on annual growth in funds from operations (“FFO”), both on a corporate level and business unit level, and total shareholder return (“TSR”), over a multi-year period, which is the increase in the value of a share of common stock including dividends paid. However, the appropriateness of the performance measures is re-evaluated annually and, as discussed below, for 2009, the Committee determined to measure performance in a different manner than in the past.

Pay Competitively - The Committee believes that the Company must offer competitive total compensation to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they are encouraged to remain with the Company. To support competitive pay that also rewards performance, the Committee views total compensation in two ways: compensation that has competitive target levels and compensation that provides actual amounts consistent with the Company’s performance. Specifically, our executive compensation program has been structured to provide target total direct compensation (actual base salary, target annual incentive and target long-term incentive grant date value) in the upper quartile (or 75th percentile) of the prevailing market practices of our industry peers. Through the use of base salary and actual annual incentive awards and long-term incentive grants, the Committee seeks to provide actual compensation based on corporate, business unit and/or individual performance, and in particular, seeks to provide actual compensation in the upper quartile (75th percentile) of the prevailing market practices of our industry peers when Company performance matches this level (i.e., 75th percentile of the relevant peer group).

Encourage Executive Share Ownership - The Committee believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company’s financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options, performance/time-vesting restricted shares, and other forms of equity- and cash-based incentive awards, so that over a period of time, a significant portion of a named executive officer’s actual compensation is provided in the form of share-based compensation.

Provide Moderate Retirement and Health and Welfare Benefits - The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits in the context of the compensation program for named executive officers.

     In fulfilling its responsibilities, as discussed more fully below, the Committee reviews recommendations made by the CEO for base salary increases for all of the named executive officers, other than his own, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and for any proposed changes to the peer group against which performance will be measured. The Committee believes it is valuable to consider the recommendations of the CEO with respect to these matters because, given his knowledge of our operations, the real estate industry generally and our markets in particular and the day-to-day responsibilities of our named executive officers, he is in a unique position to provide the Committee perspective into the most appropriate measures and goals in light of our business at a given point in time. The Committee, however, makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations. To assist in its efforts, the Committee engaged HayGroup during fiscal 2009 as its compensation consultant. See “Information Regarding Trustees and Corporate Governance – Committees of the Board of Trustees – Executive Compensation Committee,” above, for more information on the nature and scope of the consultants’ assistance to the Committee during fiscal 2009.

Benchmarking

     The Committee reviews market data on base salary, annual and long term incentive compensation, and total direct compensation (the total of base salary, actual annual incentive and actual long-term incentive compensation) paid to executive officers by comparable companies developed by the compensation consultants from the compensation data contained in the proxy statements for these companies.

     For fiscal 2009, the Committee reviewed the historic peer group of companies in the context of the Company’s emphasis on the Multifamily operating segment (as compared to the commercial operating segment). In particular, the Committee recognized that in recent years the Company has engaged in various strategic initiatives and transactions to significantly reduce the Company’s interests in office and retail properties in order to become a multifamily-focused REIT. Thus, the Committee determined that the peer group for 2009 should change to focus more on companies that, like the Company, principally own multifamily properties. Specifically, the Committee determined that the appropriate peer group from which relevant compensation data should be developed is the following group of publicly-traded real estate companies with a multifamily property focus:

2009 Peer Group of Companies
1	Colonial Properties Trust
2	Apartment Investment & Management
3	Associated Estates Realty Corp.
4	Avalon Bay Communities, Inc.
5	BRE Properties, Inc.
6	Camden Property Trust
7	Equity Residential
8	Essex Property Trust, Inc.
9	Home Properties, Inc.
10	Mid-America Apartment Communities, Inc.
11	Post Properties, Inc.
12	United Dominion Realty Trust, Inc.

     The Committee used this peer group in the same manner as the prior years’ peer group of companies: Market data was obtained for the peer group companies to provide the Committee with a context in which to determine whether any base salary adjustments should be made, and whether any revisions to the annual incentive plan’s potential payout levels and long-term incentive grant levels should be considered. As discussed above, the Committee targets total direct compensation for each named executive officer in the “upper quartile,” or 75th percentile, of these companies for upper quartile performance. The specific use of the data developed for 2009 decisions is described below.

Elements of Compensation

     Base Salary

     As noted above, two of the guiding principles in implementing our total compensation philosophy are to emphasize performance and provide a target level of total direct compensation, which includes base salary, target annual incentive and target long-term incentive compensation, at the upper quartile of the prevailing market practices of our industry peer group. In addition, the Committee takes into consideration its perceived value of the position, both in the context of the market data for similar positions as well as the experience of the individual fulfilling the duties of the position.

     The Committee typically establishes base salary ranges for our named executive officers around the median salaries being paid by the peer group companies for comparable positions, and in general seeks to establish actual base salaries near the middle of this range. Once a named executive officer achieves the middle of this range, increases will generally reflect how the Committee perceives the market changes in base salary from one year to the next. This deliberate “de-emphasis” on base salary supports the Committee’s objective of putting emphasis on compensation that is performance-based.

     On January 30, 2009, the Committee adjusted Mr. Thompson’s base salary to $400,000, in the context of our organizational changes made on December 30, 2008 (which resulted, among other things, in Mr. Lowder being appointed to the additional position of CEO and Mr. Thompson being appointed as President and Chief Financial Officer). Following discussions with senior management, the Committee concluded that, in light of the then-current state of the economy in the U.S. and the overall U.S. housing market, base salaries for named executive officers would not be increased for 2009. Recognizing that Mr. Lowder’s 2008 base salary of $250,000 reflected a pre-determined reduction in base salary agreed upon in 2006 in connection with the organizational changes made in 2006 (which resulted in Mr. Lowder becoming non-executive Chairman of the Board), the Committee concluded that any change to Mr. Lowder’s base salary to reflect his new duties and responsibilities as CEO should be considered at a later date. The Committee did not adjust Mr. Lowder’s base salary during 2009 to reflect his new duties and responsibilities as CEO.

     The Committee’s decisions regarding base salaries do not affect its decisions with regard to any other element of compensation (e.g., the target or actual annual incentive amount or the amount of the long-term incentive award).

     2009 Base Salary Adjustments

     The 2009 base salaries for each named executive officer were as follows:

		2009 Base	2008 Base	% of
Name	Title	Salary	Salary	Change
Thomas H. Lowder	Chairman & CEO	$250,000	$250,000	0.0%
C. Reynolds Thompson III	President & CFO	$400,000	$460,000	-13.0%
Paul F. Earle	COO	$350,000	$350,000	0.0%
John P. Rigrish	CAdmO and Corporate Secretary	$190,000	$190,000	0.0%
Jerry Brewer	EVP- Finance	$180,000	$180,000	0.0%

     2010 Base Salary Adjustments

     On January 26, 2010, the Committee approved the following base salaries for each named executive officer:

		2010 Base	2009 Base	% of
Name	Title	Salary	Salary	Change
Thomas H. Lowder	Chairman & CEO	$500,000	$250,000	100.0%
C. Reynolds Thompson III	President & CFO	$400,000	$400,000	0.0%
Paul F. Earle	COO	$400,000	$350,000	14.3%
John P. Rigrish	CAdmO and Corporate Secretary	$190,000	$190,000	0.0%
Jerry Brewer	EVP – Finance	$180,000	$180,000	0.0%

     The Committee made the 2010 base salary determinations consistent with the process described above. In particular, in reviewing Mr. Lowder’s base salary, the Committee considered the period of time since Mr. Lowder resumed his duties as Chief Executive Officer (approximately one year), the compensation philosophy (which targets the median of the market for experienced executives), the market data for base salaries of chief executive officers of the peer group of companies, and the internal equity of compensation among the named executive officers. The Committee took particular note that during 2009, Mr. Lowder’s salary was significantly lower than the base salaries of chief executive officers in the peer group. The Committee believes that Mr. Lowder’s base salary is consistent with the philosophy and consistent with the Committee’s objective of providing above-target base salary for seasoned, high-performing executives.

     The Committee adjusted Mr. Earle’s base salary to reflect the important role that he plays within the Company and to provide base salary consistent with the compensation philosophy.

     Annual Incentive Compensation

     Consistent with the Company’s objectives described above, the Company’s annual incentive plan is designed to provide plan participants with competitive annual incentive compensation opportunities and reward these individuals based on the Company’s performance during the performance period. The Committee retains discretion to adjust any payment that is otherwise determined based on the application of the terms of the plan. As described later in this section, the Committee exercised this discretion with respect to the determinations regarding the 2009 annual incentive program, as discussed below.

     The Committee considers the appropriateness of various performance measures on an annual basis. For 2009, the Committee decided to use a key Company-level performance indicator (total return compared to peer group total return) as the performance measure for all of the named executive officers, to be measured over the following two distinct time frames: (1) 2-year total return as compared to the peer group of companies (i.e., total return from January 1, 2008 to December 31, 2009), and (2) one-year total return, as compared to the peer group (i.e., total return from January 1, 2009 to December 31, 2009). “Total Return” is the percent change in the share price plus any dividends, which are assumed to be reinvested in the common shares of a Company as of the ex-dividend date, as measured from the beginning date to the end date of the relevant measurement period.

     The Committee believes that based on the Company’s current business strategy, total return, when compared to the peer group companies, provides an appropriate comparison of performance that is of key importance to shareholders and on which any annual incentive should be based. The Committee determined that measuring total return over a one-year period would reflect the results of the actions taken by senior management in 2009. The Committee determined that the 2009 award also should be impacted by the longer-term impact of actions taken in the prior year, and thus, even in the context of determining an annual incentive award, the named executive officers must consider the potential longer-term ramifications of their actions on the shareholders of the Company. The Committee considered the periods over which total return was to be measured to be of equal importance and therefore equally weighted them in determining the actual incentive amount that could be paid from the annual incentive plan for 2009 performance.

     The weighting assigned to each of these performance measures in determining the final payouts for of the named executive officers is set forth below:

Measure		Weight
2 Yr Total Return		50%
1 Yr Total Return		50%
	Total	100%

     Specific Committee Discretionary Authority Under the Annual Incentive Plan

     The Committee determined that in order for any of the named executive officers to be eligible for an annual incentive amount in 2009, the Company’s total return for 2009 had to be positive (i.e., shareholders had to recognize a positive total return in 2009), subject to the Committee’s ability to exercise its discretion under the circumstances discussed in the next paragraph.

     Under the plan, if the Company’s total return is negative for 2009, but the Company’s one-year total return is at least at the median (50th percentile) of the peer group’s one-year total return, then the Committee has the discretion to pay up to twenty percent (20%) of the total incentive amount applicable to a named executive officer. This amount, if paid, would be calculated based on the Company’s one-year total return relative to the performance of the peer group. Further, under the plan, the Committee has the discretion to increase an annual incentive amount for a named executive officer by up to twenty percent (20%) if the Company’s one-year total return is positive in 2009 and the Company’s one-year total return is at least at the median (50th percentile) of the peer group’s one-year total return.

     The Committee also has the discretion to exercise its judgment in any manner as administrator of the plan, but considered the built-in discretion described above to be important to communicate in advance to the named executive officers, given the significant economic uncertainties that existed at the beginning of 2009, to help illustrate to the named executive officers the Committee’s current thinking regarding specific ways in which discretion could be exercised based on the Committee’s perception of Company performance relative to the peer group.

     2009 Performance Targets

     The amounts actually payable to the named executive officers pursuant to the annual incentive plan are determined based on whether Company performance meets the “threshold” (the 25th percentile), “median” (the 50th percentile), “target” (the 75th percentile) or “maximum” (the 90th percentile) performance level when compared to the peer group results.

     The “threshold” level is the minimum level of performance that will give rise to an annual incentive award, which pays at a maximum of 1% of the base salary. The “median” level pays at a maximum of 100% of the base salary, the “target” level pays at a maximum of 200% of the base salary, and the “maximum” level pays at a maximum of 300% of the base salary. The Committee determined that the target performance amount (100% or 200% base salary of the applicable named executive officer’s base salary) would provide a level of incentive that is consistent with the compensation philosophy’s emphasis on performance and consistent with the goal of providing a targeted total direct compensation at the upper quartile of the market if 75th percentile performance is achieved at the Company level. The Committee developed the other payout level opportunities to provide the emphasis on achieving superior results when compared to.

     The Committee reviews, for each named executive officer, the level of performance for each measure and the individual weighting assigned to each measure. As noted above, the plan has four levels of identified performance goals for each performance measure: (1) threshold; (2) median; (3) target; and (4) maximum. If the performance level for any measure is between two of these identified levels of performance, the actual incentive amount that is payable to the named executive officer derived from the performance measure is “interpolated” using the two identified levels of performance. For example, if 2-yr total return is at the 37.5th percentile of the peer group, the amount of incentive compensation provided would be interpolated based on the payout amount that would have been paid if the result were at the 25th percentile and 50th percentile of the group (median). If the 25th percentile amount were $10.00 and the 50th percentile amount were $50.00, then the 37.5th percentile would be $19.00.

     The amount of annual incentive actually awarded, while impacted by the amount of an executive’s base salary (because the award is a multiple of base salary), does not impact or influence the Committee’s decisions regarding base salary or any other element of compensation (although, as discussed below, this annual incentive payout amount directly determines the amount of the named executive officer’s long-term incentive award for the year).

     Payment of Annual Incentive in Restricted Stock

     To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, an automatic 75% of their actual annual incentive award, if awarded, is paid in restricted common shares which vest over a three-year period after the grant date in 1/3 increments. This is a change from prior years’ payout structures, in which 25% of the annual actual incentive award was paid in restricted common shares. The Committee made this change to emphasize the importance of long-term results and the Committee’s intention that the ultimate value that a named executive officer receives move hand-in-hand with the value of our common stock (thereby putting the named executive officer at the same upside potential and downside risk as our stockholders).

     The remaining 25% of the actual annual incentive award, if awarded, is paid in cash. Named executive officers may elect to receive any or all of this remaining 25% in restricted common shares. If they elect to receive between 25% and 50% of this remaining cash amount in the form of restricted common shares rather than cash, the amount that is converted from cash to restricted common shares is increased by an additional 25% before determining the total number of restricted common shares that will be granted (i.e., an additional 25% in restricted common shares). If they elect to receive 51% or more of this remaining cash amount in the form of restricted common shares rather than cash, the amount that is converted from cash to restricted common shares is increased by an additional 40% before determining the total number of restricted shares that will be granted (i.e., an additional 40% in restricted common shares). The executive vests in the restricted common shares that are converted from the remaining cash portion of the actual annual incentive award (including any increase in the number of shares as described above), based on the following schedule: 50% of the shares vest at the first anniversary of the grant date of the award; 25% of the remaining shares vest at the second anniversary of the grant date; and the remaining 25% vest at the third anniversary of the grant date.

     2009 Annual Incentive Performance Results

     The Company’s 1-year total return for the period ending December 31, 2009 was 54.8%, which was at the 100th percentile of the peer group. The Company’s 2-year total return for the period ending December 31, 2009 was -37.2%, which was at the 9th percentile of the peer group.

     Based on these results, on January 26, 2010, the Committee approved the following annual incentive compensation awards to each of the following named executive officers: Thomas H. Lowder — $750,000; C. Reynolds Thompson, III — $600,000; Paul F. Earle — $525,000; John P. Rigrish — $142,500; and Jerry A. Brewer — $135,000.

     In approving these awards, the Committee exercised its discretion by calculating the incentive award to Mr. Lowder based on his 2010 base salary of $500,000 (as opposed to his 2009 base salary of $250,000). In reaching this determination, the Committee considered the circumstances under which Mr. Lowder assumed the role of CEO of the Company beginning in late December 2008, the economic environment in which Mr. Lowder and the senior management operated during 2009, the Company’s compensation philosophy, and Mr. Lowder’s base salary in relation to his peers (which, as described above, had not been adjusted in 2009 to reflect Mr. Lowder’s increased role and responsibilities). All other named executive officers receiving awards received their annual incentive awards in accordance with the terms of the 2009 annual incentive plan.

     Based on these amounts and the 2009 annual incentive plan payout structure, on January 26, 2010, the following restricted common share grants were approved by the Committee with respect to the 75% portion of the annual incentive award for each named executive officer who received an award that must be paid in restricted common shares: Mr. Lowder — 52,132 shares; Mr. Thompson — 41,705 shares; Mr. Earle — 36,492 shares; Mr. Rigrish — 9,905 shares; and Mr. Brewer — 9,384 shares. As noted above, these restricted common share awards will vest in three equal annual installments beginning on the first anniversary of the grant date. The number of shares granted was based on the closing price of a common share on January 26, 2010.

     In addition, with respect to the remaining 25% of the approved 2009 annual incentive award: (1) Messrs. Thompson and Brewer each elected to receive the remaining 25% of his 2009 annual incentive award in cash; and (2) each of Messrs. Lowder, Earle and Rigrish elected to receive the remaining 25% of his annual incentive award in the form of restricted common shares. Thus, the following restricted common share grants also were approved by the Committee on January 26, 2010 in lieu of cash payments: Mr. Lowder — 24,328; Mr. Earle — 17,030 shares; and Mr. Rigrish — 4,622 shares. These restricted common share awards are subject to a three-year vesting period — 50% will vest on the first anniversary of the grant date and 25% will vest on each of the second and third anniversaries of the grant date. The number of shares granted was based on the closing price of a common share on January 26, 2010.

     Long-Term Incentive Compensation

     Equity Awards Generally

     As noted above, our compensation philosophy seeks to align closely any long-term incentive compensation with shareholders' interests, and one of our guiding principles is to emphasize performance when determining actual compensation for our named executive officers. The Committee believes that to implement our philosophy and to follow our guiding principles, our named executive officers should have an ongoing stake in the success of the business (as well as exposure to downside equity performance risk) and that key employees should have their long-term incentive compensation paid in the form of equity awards, since share-related compensation is directly tied to shareholder value. Furthermore, the Committee recognizes that for our named executive officers, the economic success of many projects, and the total compensation to the named executive officers who are responsible for the overall operation of these projects, should be evaluated over a multi-year time horizon, and firmly believes that over time, the value of the Company is reflected in total shareholder return in which the named executive officers can share by receiving and holding their long-term incentive compensation in the form of equity grants.

     For 2009, the Committee determined that long-term incentive compensation for our named executive officers would continue to be provided through a combination of share options and restricted share awards. These executive officers generally are awarded a maximum value equal to 100% of their actual annual incentive award for the year, in an equal split between option shares and restricted shares. The Committee determined several years ago to provide for long-term incentive compensation based on annual results so that the grant date value of long-term incentive compensation would be derived from achieving annual corporate goals, and that the anticipated growth in the value of these incentives would be derived by annual increases in the value of the Company. At the same time, the Committee determined to provide a mix of full-value (restricted shares) and net appreciation value (option shares) awards, and determined that an even split of the value between these two types of awards achieved the appropriate mix and an appropriate upside opportunity.

     Consistent with this philosophy, on January 26, 2010, the Committee approved the following long-term incentive compensation option share awards and restricted common share awards for Messrs. Lowder, Thompson, Earle, Rigrish and Brewer: Mr. Lowder — 173,772 option shares and 34,754 restricted common shares; Mr. Thompson — 139,018 option shares and 27,804 restricted common shares; Mr. Earle — 121,640 option shares and 24,328 restricted common shares; Mr. Rigrish — 33,017 option shares and 6,603 restricted common shares; and Mr. Brewer — 31,279 option shares and 6,256 restricted common shares. These restricted common share awards will vest in five equal annual installments beginning on the first anniversary of the grant date, and the option share awards will vest 100% on the third anniversary of the grant date.

     Retirement, Health & Welfare, Perquisite and Post-Termination Compensation

     The Committee believes, as noted above, that an appropriate level of retirement and health and welfare benefits should be available to all employees, with no distinction made among any groups of employees other than as required by applicable tax rules and with certain exceptions described below. Consequently, the emphasis in the compensation program for named executive officers is on the pay-for-performance elements and the amount of the retirement benefit to be provided is not considered when examining and determining the other elements of each named executive officer’s compensation (either targeted or actual).

     The Committee determined that it is appropriate for the Company to provide the named executive officers with long-term care policies and with long-term disability coverage that provides for the same level of replacement income (as a percentage of base salary) as generally available to all other employees. In addition, the Committee determined to provide MedJet premiums to Messrs. Lowder, Thompson, Earle and Rigrish. (MedJet is a medical evacuation services policy that would provide transport to the covered named executive officer’s preferred medical facility.) The Committee will annually review these benefits to determine if any changes need to be made.

     The Company has no established severance policy, and no special severance or change of control arrangements are in place for any named executive officer.

Option and Restricted Share Grant Practices

     The Committee typically reviews and approves the amount of the annual incentive to be paid to each named executive officer for the preceding year at the next regularly scheduled meeting after performance results for that year became available (which meeting typically occurred in April of the following year). The meeting date was also the date as of which (1) the total number of restricted shares to be granted was determined, based on the amount of the annual incentive to be provided to each named executive officer and his respective election to convert actual annual incentive awards into restricted shares, and (2) the long-term incentive award (as noted above, split equally between restricted shares and option shares) was determined, which is based on the results from the annual incentive plan.

     The nature of the performance measures used in the 2009 annual incentive plan allowed the Committee to review 2009 performance results in January 2010. Consequently, the Committee made the determinations on January 26, 2010 as described above, rather than at the regularly scheduled Committee meeting in April of the year following the performance year. As a result, the exercise price of the options granted to each named executive officer was based on the closing price of a common share on January 26, 2010. This approach is consistent with the terms of the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”). All of the restricted share and option share awards granted on January 26, 2010 were granted under our 2008 Plan.

Named Executive Officer Ownership and Holding Guidelines

     Consistent with the Committee’s goal of emphasizing a longer-term view of service to the Company, the board of trustees adopted the following ownership guidelines applicable to each named executive officer, which appear in the Company’s Corporate Governance Guidelines published on the Company’s website. These ownership guidelines are as follows:
  Every executive is expected to achieve an ownership stake in the Company that is significant in comparison with his or her salary. The expected requirements are as follows:
Chief Executive Officer	3x Base Salary

President & Chief Financial Officer	2x Base Salary

Chief Operating Officer	2x Base Salary

All Executive Vice Presidents (including CAO, and CAdmO,)	1x Base Salary

  Ownership requirements are expected to be met by 12/31/2012 or 3 years from the later of guidelines adoption, attainment of executive officer status, or promotion to a level of higher ownership expectation.

  Other shares or units eligible to count toward these requirements are the value of shares or units owned, shares which are deferred in the Company’s savings and deferred compensation program (401(k)) and restricted shares. Unexercised stock options are not counted in calculating ownership.

  Recipients of grants of restricted stock shall not sell or otherwise dispose of the stock until one year from the date of vesting.
     All of the named executive officers have achieved the requisite ownership level.

$1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

     The executive compensation committee of the board of trustees of Colonial Properties Trust (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussions with management, the Committee recommended to the board of trustees that the Compensation Discussion and Analysis be included in Colonial Properties Trust’s proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Claude B. Nielsen, Chairman
William M. Johnson
Herbert A. Meisler
John W. Spiegel

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table for 2009

						Non-
						Equity
						incentive	Change
						Plan	in	All Other
				Stock	Option	Compen-	Pension	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Value	sation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Thomas H. Lowder (6)	2009	$250,000	$--	$--	$--	$--	$--	$67,151	$317,151
Chairman and Chief	2008	254,162	--	487,645	43,574	--	--	166,066	951,447
Executive Officer	2007	--	--	--	--	--	--	--	--

C.Reynolds Thompson, III	2009	405,000	--	--	--	150,000	--	40,732	595,732
President and Chief	2008	460,007	--	747,724	66,813	--	--	117,586	1,392,130
Financial Officer	2007	457,090	--	481,285	73,019	--	--	598,097	1,609,491

Paul F. Earle	2009	350,000	--	--	--	--	--	38,729	388,729
Chief Operating Officer	2008	347,909	--	496,904	13,126	--	--	76,022	933,961
	2007	325,000	--	213,671	2,071	--	--	281,865	822,607

John P. Rigrish	2009	190,000	--	--	--	--	--	12,281	202,281
Chief Administrative Officer	2008	189,583	--	94,994	8,490	--	--	20,986	314,053
and Corporate Secretary	2007	--	--	--	--	--	--	--	--

Jerry A. Brewer	2009	180,000	--	--	--	33,750	--	9,960	223,710
Executive Vice President –	2008	--	--	--	--	--	--	--	--
Finance	2007	--	--	--	--	--	--	--	--

____________________

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. No share awards were made to any of our named executive officers during 2009. As described above under “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation,” certain equity awards were made to our named executive officers in January 2010 under our 2009 annual incentive compensation plan and our long-term incentive plan, and such awards are expected to be reflected in the Summary Compensation Table contained in our 2011 proxy statement. For Mr. Lowder, the amount shown in this column for 2008 relates to (i) 15,251 restricted shares issued to him on April 23, 2008, relating to the 2007 annual incentive compensation plan, and (ii) a long-term incentive award of 5,447 restricted shares awarded to him on April 23, 2008. For Mr. Thompson, the amount shown in this column for 2008 relates to (i) 23,385 restricted shares issued to him on April 23, 2008, relating to the 2007 annual incentive compensation plan, and (ii) a long-term incentive award of 8,352 restricted shares awarded to him on April 23, 2008. For Mr. Earle, the amount shown in this column for 2008 relates to (i) 4,594 restricted shares issued to him on April 23, 2008, relating to the 2007 annual incentive compensation plan, (ii) a long-term incentive award of 1,641 restricted shares awarded to him on April 23, 2008, and (iii) an award of 14,856 restricted shares issued on April 23, 2008 in recognition of changes in his role and resulting increase in responsibilities and level of accountability. For Mr. Thompson, the amount shown in this column for 2007 relates to (i) 7,087 restricted shares issued to him on April 24, 2007, relating to the 2006 annual incentive compensation plan, and (ii) a long-term incentive award of 2,531 restricted shares awarded to him on April 24, 2007. For Mr. Earle, the amount shown in this column for 2007 relates to (i) 201 restricted shares issued to him on April 24, 2007, relating to the 2006 annual incentive compensation plan, and (ii) a long-term incentive award of 4,069 restricted shares awarded to him on April 24, 2007. The assumptions used to compute the grant date fair value of these awards for each named executive officer are set forth in Note 15 to our 2009 consolidated financial statements contained in our 2009 Form 10-K.

(2)	The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to our named executive officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. No share option awards were made to any of our named executive officers during 2009. As described under “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation,” certain share option awards were made to our named executive officers in January 2010 under our long-term incentive plan, and such awards are expected to be reflected in the Summary Compensation Table contained in our 2011 proxy statement. The amounts shown in this column for 2008 reflect the following long-term incentive option share grants awarded on April 23, 2008: for Mr. Lowder, 27,234 share options; for Mr. Thompson, 41,758 share options; for Mr. Earle, 8,204 share options; and for Mr. Rigrish, 5,306 share options. The amounts shown in this column for 2007 reflect the following long-term incentive option share grants awarded on April 24, 2007: for Mr. Thompson, 12,655 share options; and for Mr. Earle, 359 share options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The assumptions used to compute the grant date fair value of these options for each of our executive officers are set forth in Note 15 to our 2009 consolidated financial statements contained in our 2009 Form 10-K.

(3)	Pursuant to our 2009 annual incentive compensation plan, to the extent an award is paid to a named executive officer, 75% of that award is automatically paid in the form of restricted shares and the remaining 25% is paid in cash. For 2009 awards, which were made in January 2010 as described in footnote 1 above, our named executive officers were permitted to elect to receive the 25% cash portion in the form of restricted shares. Amounts shown in this column for 2009 for Messrs. Thompson and Brewer reflect their election to receive cash. Messrs. Lowder, Earle and Rigrish elected to receive the full 25% percent in restricted shares. As discussed above under “Compensation Discussion and Analysis – Elements of Compensation–Annual Incentive

Compensation,” our 2009 annual incentive compensation plan provides for additional restricted shares to be granted to a named executive officer to the extent he elects to receive the 25% cash portion of his award in equity. See “Compensation Discussion and Analysis – Elements of Compensation–Annual Incentive Compensation” for the amount of restricted shares these officers received in lieu of the 25% cash portion in January 2010. These awards are expected to be reflected in the Summary Compensation Table contained in our 2011 proxy statement.

(4)
The Colonial Properties Trust Defined Benefit Pension Plan (the “Pension Plan”) was terminated in June 2007. Each participating named executive officer elected to take a partial lump sum payment of their pension benefit during 2007, and the balance of the pension benefit was paid in a lump sum during 2008. For 2008, the aggregate change in the present value of the accumulated pension benefit under the Pension Plan was zero for each named executive officer. For 2007, the aggregate change in the present value of the accumulated pension benefit under the Pension Plan was negative for each named executive officer. The change in pension value for 2007 was as follows: Mr. Thompson ($62,464) and Mr. Earle ($136,285).

(5)
The amounts shown in this column for 2009, 2008 and 2007 represent the total incremental cost to the Company of the following items: our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for life insurance, long-term care policies, long-term disability coverage, and MEDJET service and dividends paid during 2009 and 2008, respectively, on unvested restricted shares owned by named executive officers (which dividends were not factored into the grant date fair value for the year of grant of such awards) as shown in the table below. Amounts shown under “Dividends Paid on Unvested Restricted Shares” for 2007 in the table below also include a special dividend of $10.75 per common share paid in June 2007 which was not factored into the grant date fair value for the year of grant of such unvested restricted shares.

							Dividends Paid
				Long-term	Long-term		on Unvested	Total All
		401(k)	Life	Care	Disability	MEDJET	Restricted	Other
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	Shares	Compensation
Thomas H. Lowder	2009	$ 1,250	$ 97	$ 1,798	$ 4,368	$ 915	$ 58,723	$ 67,151
	2008	2,542	97	1,720	4,368	915	156,424	166,066
	2007	--	--	--	--	--	--	--

C. Reynolds Thompson, III	2009	--	97	1,231	3,194	300	35,910	40,732
	2008	11,500	97	1,178	3,194	300	101,317	117,586
	2007	6,750	117	1,178	2,570	273	587,209	598,097

Paul F. Earle	2009	8,750	97	1,395	4,597	300	23,590	38,729
	2008	11,500	97	1,335	4,597	300	58,193	76,022
	2007	6,750	117	1,335	3,973	273	269,417	281,865

John P. Rigrish	2009	4,750	97	2,089	2,694	300	2,351	12,281
	2008	9,479	97	1,999	2,694	300	6,417	20,986
	2007	--	--	--	--	--	--	--

Jerry A. Brewer	2009	4,500	97	1,818	1,562	--	1,983	9,960
	2008	--	--	--	--	--	--	--
	2007	--	--	--	--	--	--	--

(6)
On December 30, 2008, Mr. Lowder was appointed Chairman and Chief Executive Officer. From April 2006 through December 30, 2008, Mr. Lowder served as non-executive Chairman of the Board (i.e., he did not serve as an executive officer during 2007). Prior to April 2006, Mr. Lowder served as Chairman and Chief Executive Officer.

Grants of Plan-Based Awards in 2009

		Estimated Possible Payouts Under Non-Equity					All Other
		Incentive Plan Awards (1)				All	Option		Grant
						Other	Awards:		Date
						Stock	Number of	Exercise	Fair
						Awards:	Securities	or Base	Value of
						Number	of	Price of	Stock
						of Shares	Underlying	Option	and
	Grant	Threshold	Median	Target	Maximum	of Stock	Options	Awards	Option
	Date(1)	($)	($)	($)	($)	(#)	(#)	($/sh)	Awards
Thomas H. Lowder		$5,000	$500,000	$1,000,000	$2,000,000

C. Reynolds Thompson, III		4,000	400,000	800,000	1,200,000

Paul F. Earle		3,500	350,000	700,000	1,050,000

John P. Rigrish		1,900	95,000	190,000	285,000

Jerry A. Brewer		1,800	90,000	180,000	270,000

____________________

(1) These amounts represent the estimated possible payout under the Company’s annual incentive compensation plan for 2009. The first 75% of each named executive officer’s annual incentive award is automatically paid in time-vested restricted common shares. The named executive officers may elect to receive any or all of the remaining 25% of their annual incentive award in restricted common shares. The total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the percentage of the annual incentive award the named executive officer elects to receive in the form of restricted shares. The determinations as to the payouts of these awards were made in January 2010. See “Compensation Discussion and Analysis–Elements of Compensation–Annual Incentive Compensation” for the performance-based conditions and other terms applicable to these awards, as well as the amount of payouts determined in January 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     Salary

     As discussed above in “Compensation Discussion and Analysis – Elements of Compensation – Base Salary,” Mr. Lowder’s base salary was increased to $500,000 on January 30, 2010.

     Non-Equity Incentive Plan Payments; Options and Restricted Shares Granted in 2010

     As discussed above in “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation” and footnotes 1, 2 and 3 to the Summary Compensation Table, our named executive officers received incentive based payments in January 2010 related to 2009 performance. The cash portion of these amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The equity portion of these awards, as well as the long-term incentive awards made to each of our named executive officers in the form of restricted shares in January 2010, are expected to be reported in the “Stock Awards” column of the Summary Compensation Table contained in our 2011 proxy statement. In addition, the long-term incentive awards made to each of our named executive officers in the form of option shares in January 2010 are expected to be reported in the “Option Awards” column of the Summary Compensation Table contained in our 2011 proxy statement.

     The turmoil in the capital and credit markets that began in 2008, together with the weakening economy in the U.S. and the downturn in the overall U.S. housing market, has had a significant impact on the Company. As a result of these developments, the Committee exercised its discretion under the 2008 annual incentive compensation plan and did not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive compensation plan. As a result, there were no equity awards made to the named executive officers in 2009.

     Employment Agreements and Post-Employment/Change in Control Compensation

     None of our named executive officers, nor any of our other executive officers, have employment agreements with us. In 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder’s prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. See the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers upon certain termination events or upon a change in control, including a discussion of Mr. Lowder’s non-competition agreement.

     The following table sets forth certain information concerning outstanding equity awards at fiscal year-end for 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009

	Option Award (1)
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of	Units of
	Options	Options	Option	Option	Stock that	Stock that
	#	# UnExercis-	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	able	Price ($)	Date	Vested (#)	Vested($) (2)
Thomas H. Lowder					79,217(3)	$929,215
	7,465	-	$13.37	01/21/2010
	71,450	-	$16.25	01/26/2011
	81,060	-	$21.77	01/18/2012
	75,500	-	$22.71	01/17/2013
	1,063	266	$26.99	02/03/2015
	21,412	5,353	$26.48	04/07/2015
	4,830	3,220	$37.28	04/26/2016
	4,168	6,253	$39.41	04/24/2017
	5,446	21,788	$23.56	04/23/2018
	30,035	-	$13.37	01/21/2010
	13,000	-	$16.25	01/26/2011
C. Reynolds Thompson, III					44,217(4)	$518,665
	8,000	-	$13.37	01/21/2010
	26,646	-	$16.25	01/26/2011
	47,988	-	$21.77	01/18/2012
	44,700	-	$22.71	01/17/2013
	930	233	$26.99	02/03/2015
	18,958	4,740	$26.48	04/07/2015
	4,225	2,818	$37.28	04/26/2016
	5,062	7,593	$39.41	04/24/2017
	8,351	33,407	$23.56	04/23/2018
Paul F. Earle					31,035(5)	$364,041
	6,000	-	$13.37	01/21/2010
	18,016	-	$16.25	01/26/2011
	23,994	-	$21.77	01/18/2012
	22,400	-	$22.71	01/17/2013
	2,058	3,085	$37.28	04/26/2016
	143	216	$39.41	04/24/2017
	1,640	6,564	$23.56	04/23/2018
John P. Rigrish					2,598(6)	$30,475
	10,000	-	$13.37	01/21/2010
	22,520	-	$16.25	01/26/2011
	23,944	-	$21.77	01/18/2012
	22,400	-	$22.71	01/17/2013
	202	136	$37.28	04/26/2016
	167	252	$39.41	04/24/2017
	1,061	4,248	$23.56	04/23/2018

Jerry A. Brewer					2,394(7)	$28,082
	1,310	-	$21.77	01/18/2012
	1,208	-	$22.71	01/17/2013
	199	134	$37.28	04/26/2016
	206	311	$39.41	04/24/2017
	263	1,054	$23.56	04/23/2018
____________________

(1) All option awards shown in the table above have a term of 10 years (expiring on the 10th anniversary of the date of the award) and vest in equal annual installments over a five-year period. In June 2007, in connection with the consummation of certain strategic transactions more fully described in our 2009 Form 10-K, the exercise prices of all of our then outstanding options were reduced by $10.63 per share as required under the terms of our option plans. The option exercise prices for grants made prior to June 2007 in the table above reflect this exercise price adjustment. As to Mr. Lowder, 43,035 of the option shares listed in this table are held in trust for the benefit of Mr. Lowder’s children.

(2) The market value is calculated by multiplying the number of shares by $11.73, the closing market price of our common shares on December 31, 2009.

(3) Represents restricted shares, which vest as follows: 202 shares on February 3, 2010; 1,071 shares on April 7, 2010; 633 shares ratably in two annual installments, commencing on April 26, 2010; 1,459 shares on April 24, 2010; 1,251 shares ratably in three annual installments, commencing on April 24, 2010; 7,626 shares ratably in two annual installments, commencing on April 23, 2010; 4,358 shares ratably in four annual installments, commencing on April 23, 2010; and 62,617 shares vest 100% on April 26, 2011. With respect to the award that vests on April 26, 2011, the executive is required to retain 75% of the after-tax value of the shares received from this arrangement for a period of five years after vesting.

(4) Represents restricted shares, which vest as follows: 177 shares ratably on February 3, 2010; 948 shares on April 7, 2010; 554 shares ratably in two annual installments, commencing on April 26, 2010; 1,772 shares on April 24, 2010; 1,519 shares ratably in three annual installments, commencing on April 24, 2010; 11,693 shares ratably in two annual installments, commencing on April 23, 2010; 6,682 shares ratably in four annual installments, commencing on April 23, 2010; and 20,872 shares vest 100% on April 26, 2011. With respect to the award that vests on April 26, 2011, the executive is required to retain 75% of the after-tax value of the shares received from this arrangement for a period of five years after vesting.

(5) Represents restricted shares, which vest as follows: 126 shares on April 7, 2010; 397 shares ratably in two annual installments, commencing on April 26, 2010; 68 shares on April 24, 2010; 2,443 shares ratably in three annual installments, commencing on April 24, 2010; 2,297 shares ratably in two annual installments, commencing on April 23, 2010; 13,198 shares ratably in four annual installments, commencing on April 23, 2010; and 12,523 shares vest 100% on April 26, 2011. With respect to the award that vests on April 26, 2011, the executive is required to retain 75% of the after-tax value of the shares received from this arrangement for a period of five years after vesting.

(6) Represents restricted shares, which vest as follows: 126 shares on April 7, 2010; 27 shares ratably in two annual installments, commencing on April 26, 2010; 59 shares on April 24, 2010; 68 shares ratably in three annual installments, commencing on April 24, 2010; 1,486 shares ratably in two annual installments, commencing on April 23, 2010; and 849 shares ratably in four annual installments, commencing on April 23, 2010.

(7) Represents restricted shares, which vest as follows: 186 shares on April 7, 2010; 292 shares ratably in two annual installments, commencing on April 26, 2010; 1,335 shares ratably in three annual installments, commencing on March 28, 2010; 19 shares on April 24, 2010; 265 shares ratably in two annual installments, commencing on April 23, 2010; and 297 shares ratably in four annual installments, commencing on April 23, 2010.

     The following table sets forth certain information concerning option exercises and shares acquired by our named executive officers during 2009, and the vesting of restricted share awards previously granted to our named executive officers.

Option Exercises and Stock Vested During 2009

Name	Option Awards		Stock Awards
	Number of		Number of Shares	Value Realized
	Shares Acquired	Value Realized	Acquired on	on Vesting
	on Exercise (#)	on Exercise ($)	Vesting (#)	($)(1)
Thomas H. Lowder	-	-	13,288	$95,046
C. Reynolds Thompson, III	-	-	19,249	139,410
Paul F. Earle	-	-	7,462	54,547
John P. Rigrish	-	-	1,953	13,918
Jerry A. Brewer	-	-	1,156	6,522
____________________

(1) Amounts reflect the market value of our common shares on the day the shares vested.

     Potential Payments Upon Termination or Change in Control

     Potential Payments Under Thomas Lowder’s Non-competition Agreement

     On May 4, 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder’s prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. The non-competition agreement restricts Mr. Lowder from competing with the Company during the period in which Mr. Lowder serves as Chairman of the Board of the Company (or otherwise as an employee of the Company), and for two years thereafter (the “Restricted Period”). During the Restricted Period, Mr. Lowder cannot engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any real property or any improvements thereon, other than in his capacity as a director, trustee, officer or equity owner of the Company, and other than certain permitted activities specified in the non-competition agreement. During the two-year, post-termination period, Mr. Lowder is entitled to compensation equal to two times his annual salary determined at the time he ceases to serve as Chairman of the Board of the Company (or otherwise as an employee of the Company) payable in substantially equal monthly installments over the two-year period (as of December 31, 2009, the amount that would have been paid based on his base salary for 2009 would have been approximately $500,000 in the aggregate). The non-competition agreement also contains a nonsolicitation covenant that applies during the Restricted Period to employees, independent contractors and tenants of any property in which the Company has at least a 50% equity interest. Mr. Lowder may terminate the non-competition agreement upon a change in composition of the Company’s board of trustees during any two year period such that the trustees at the beginning of the period (or trustees nominated or elected by such trustees) cease to constitute a majority of the board of trustees or on or after the date on which any person or group acquires more than 20% of the Company’s voting shares without prior written consent of the Company. As discussed above under “Compensation Discussion and Analysis – Elements of Compensation – Base Salary,” Mr. Lowder’s salary was increased to $500,000 in January 2010.

     Potential Payments Pursuant to Equity Awards Upon Death, Disability or Change in Control

     The following discussion summarizes the potential payments to our named executive officers in connection with certain terminations of employment or upon a change in control of the Company. The amounts shown assume that such termination of employment or change in control was effective as of December 31, 2009 (the last business day of our last completed fiscal year), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of the termination or change in control.

     Death or Disability

     If a named executive officer were to die or become disabled, under the terms of the existing equity plans and award agreements, the named executive officer would be entitled to the following:
  any unvested restricted share awards would accelerate and become fully vested; and

  any unexercisable option awards would accelerate and become fully vested and would remain exercisable for up to one year after the date of death or termination of employment due to disability (unless terminated earlier upon the expiration of the term of the option, or 10 years from the date of grant).
     In addition, as to the service-based restricted shares granted in 2006 which vest on April 26, 2011, the executive compensation committee may, in its discretion, allow the named executive officer to vest in a number of shares based on the ratio of his employment from the grant date to the date of termination and the five-year period.

     Change in Control

     If a named executive officer’s employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards would accelerate and become fully vested. In addition, any unexercisable option awards would accelerate and become fully vested and remain exercisable for 15 to 30 days (depending on the plan) immediately prior to the occurrence of the termination.

     If, however, these awards are assumed, or substituted for options or shares of any successor entity, in connection with the change in control, the options and restricted shares would instead continue to vest in accordance with their terms. Under the 2008 Plan, in the event an award is assumed or substituted and the named executive officer’s employment is terminated without “cause” within one year following the consummation of change in control, the award will be fully vested and remain exercisable for one year following such termination or for such longer period as the compensation committee may determine. “Cause” is defined in the 2008 Plan as follows (unless the applicable award agreement contains a different definition): (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements. None of the award agreements for named executive officers under the 2008 Plan contain a different definition of “cause.”

     A “change in control” is defined under our equity plans as:
  the dissolution or liquidation of the Company;

  a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

  a sale of substantially all of the assets of the Company; or

  upon any transaction (including, a merger or reorganization in which the Company is the surviving entity) approved by the board of trustees that results in any person or entity owning 50% or 80% (depending on the plan) or more of the combined voting power of all classes of securities of the Company.
     The following table sets forth the intrinsic value (that is, the value based upon the Company’s share price ($11.73, the last reported sales price of our common shares on the NYSE on December 31, 2009), and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of death, disability or a change in control (assuming the awards are not assumed or substituted) as of December 31, 2009. The amounts set forth in the table below also do not include amounts that otherwise would be owed to the executive upon termination of employment, including the following:
  accrued base salary and any accrued but unpaid bonus for the prior fiscal year;

  any reimbursement for outstanding business expenses incurred but not yet paid;

  accrued vacation pay; and

  amounts payable pursuant to the Company’s 401(k) plan.
	Death or Disability*	Change in Control*
Thomas H. Lowder	$929,215	$929,215
C. Reynolds Thompson, III	518,665	518,665
Paul F. Earle	364,041	364,041
John P. Rigrish	30,475	30,475
Jerry A. Brewer	28,082	28,082
____________________

* Amounts do not include the value of any vested common shares or exercisable share options. These equity awards, because they are fully vested or exercisable as applicable, would not be accelerated upon a change in control or termination event related to death or disability. For all outstanding equity awards owned by the named executive officers, see “Outstanding Equity Awards at Fiscal Year-End for 2009,” above.

Trustee Compensation

     Compensation of Non-Employee Trustees

     Non-employee trustees are compensated with an annual retainer and board and committee meeting fees. Non-employee trustees can elect to receive fully-vested common shares in lieu of all or a portion of their annual retainer and board and committee meeting fees pursuant to the Company’s 2008 Plan. The number of common shares received in lieu of fees is based on 125% of the amount of fees foregone divided by the fair market value of common shares (increased to 140% beginning with quarterly fees for the second quarter of 2009). For purposes of this arrangement, “fair market value” is determined quarterly and defined as the average of the closing prices of the Company’s common shares for the last five trading days of the applicable three-month calendar quarter on which trades occurred.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s 2008 Plan. The options vest one year after the date the award was granted, subject to continued service, at an exercise price equal to the fair market value on the grant date.

     Non-employee trustees also receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service (increased to $45,000 beginning in 2010). The restricted shares are issued under the Company’s 2008 Plan. The restricted shares are valued based on the fair market value on the grant date and vest one year after the grant date, subject to continued service.

     The grant date for both share option and restricted share awards is the date of the annual meeting of the board of trustees (which generally occurs on or about the date of the annual meeting of shareholders each year). We use the closing price on the grant date as the exercise price of share options and to determine the number of restricted shares, similar to the practice adopted for awards to our executive officers and employees generally.

     Employee trustees are not entitled to any additional compensation for their service as trustees. The following table outlines the non-employee trustee’s cash compensation in terms of annual retainer and fee structure for 2009 and 2010.

     Non-Employee Trustees Fee Structure

Annual Retainer – Board Members	$22,500
Annual Retainer – Lead Trustee	15,000
Annual Retainer – Audit Committee Chairman	15,000
Annual Retainer – Executive Compensation Chairman	7,500
Annual Retainer – Executive Committee Chairman	7,500
Annual Retainer – Governance Committee Chairman	7,500

Per Board Meeting Attended in Person*	1,750
Per Board Meeting Attended by Telephone	1,000

Committee Member (other than Chairman):
Per Committee Meeting Attended in Person*	1,250
Per Committee Meeting Attended by Telephone	1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone*	1,750
____________________

* Plus out of pocket expenses.

     In addition, under the share ownership guidelines set forth in our Corporate Governance Guidelines, each trustee is expected to achieve a minimum ownership stake of $5,000. Each trustee was in compliance with this requirement as of December 31, 2009.

     2009 Trustee Compensation Table

     The following table sets forth the total compensation paid to each non-employee trustee in 2009.

	Fees
	Earned or	Stock		All Other
	Paid in	Awards	Option	Compensation
Trustee	Cash ($)	($)(1)	Awards ($)(2)	(3)	Total
Carl F. Bailey	$ -	$131,817	$10,650	$781	$143,249
M. Miller Gorrie	-	79,391	10,650	781	90,822
William M. Johnson	-	70,671	10,650	781	82,102
Glade M. Knight	29,750	10,545	10,650	781	51,726
James K. Lowder	38,500	10,545	10,650	781	60,476
Herbert A. Meisler	-	49,569	10,650	$20,656(4)	80,875
Claude B. Nielsen	19,500	60,071	10,650	781	91,002
Harold W. Ripps	-	62,799	10,650	781	74,231
John W. Spiegel	-	108,135	10,650	781	119,566
____________________

(1) The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our non-employee trustees during 2009, calculated in accordance with FASB ASC Topic 718. These grants are comprised of (i) the annual restricted share award to each of our non-employee trustees on April 22, 2009 (for which the grant date fair value was $10,545), and (ii) common shares awarded to non-employee trustees who elected to receive fully-vested common shares (issued pursuant to the Company’s 2008 Plan) in lieu of some or all of their annual board and committee meeting fees paid in cash. Common shares received in lieu of cash under such plan have a fair market value equal to 125% of the amount of cash foregone for the first quarter 2009 and 140% of the amount of cash foregone beginning in the second quarter of 2009. The trustees who participated in this plan during 2009 were Messrs. Bailey, Gorrie, Johnson, Meisler, Nielsen, Ripps and Spiegel. Set forth below is the grant date fair values of each of these separate awards, determined in accordance with FASB ASC Topic 718:

Name	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Carl F. Bailey	$23,793	$29,578	$37,626	$30,275
M. Miller Gorrie	12,847	17,849	20,297	17,853
William M. Johnson	12,699	15,222	16,979	15,226
Herbert A. Meisler	-	12,602	14,352	12,070
Claude B. Nielsen	-	15,399	17,154	16,973
Harold W. Ripps	10,074	13,475	15,227	13,478
John W. Spiegel	19,709	23,976	29,929	23,976

The assumptions used to compute the grant date fair value of these restricted share awards for each non-employee trustee in fiscal year 2009 are set forth in Note 15 to our 2009 consolidated financial statements contained in our 2009 Form 10-K. As of December 31, 2009, each of our non-employee trustees held 1,500 outstanding restricted shares granted in April 2009, each of which will vest fully on April 22, 2010.

(2) The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted to our non-employee trustees during 2009, calculated in accordance with FASB ASC Topic 718. The grant date fair value for each option award granted to each of our non-employee trustees on April 22, 2009 (which was the only option award granted to our non-employee trustees during 2009) was $10,650. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the financial statements of the Company. The assumptions used to compute the grant date fair value of these options for each non-employee trustee in fiscal year 2009 are set forth in Note 15 to our 2009 consolidated financial statements contained in our 2009 Form 10-K. The following table lists the outstanding option awards at December 31, 2009 held by each of our non-employee trustees:

Options Outstanding at 2009 Fiscal Year-End

		Number of Securities
	Number of Securities Underlying	Underlying Unexercised
	Unexercised Options (#)	Options (#)
Name	Exercisable	Unexercisable
Carl F. Bailey	45,000	5,000
M. Miller Gorrie	15,000	5,000
William M. Johnson	15,000	5,000
Glade M. Knight	71,620	5,000
James K. Lowder	45,000	5,000
Herbert A. Meisler	40,000	5,000
Claude B. Nielsen	45,000	5,000
Harold W. Ripps	15,000	5,000
John W. Spiegel	30,000	5,000

(3) The amount listed in this column represents the following dividends: one dividend payment of $0.25 per share in 2009 on the 425 restricted shares granted on April 23, 2008, which became 100% vested on April 23, 2009, and three dividend payments of $0.15 per share on the 1,500 restricted shares granted on April 22, 2009. Also includes an additional item of compensation with respect to Mr. Meisler; see Note 4 below.

(4) Mr. Meisler waived his right to a portion of his trustee and committee meeting fees ($19,875) for 2009 and has requested that we donate a like amount to a charitable organization designated by Mr. Meisler on his behalf.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John W. Spiegel during 2009. None of these four members was an employee or officer of the Company during 2009 and none are former officers. In addition, no interlocking relationship existed between these members and any member of any other Company’s board of directors, board of trustees or compensation committee during that period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie LLC, a commercial construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, re-development and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with this company in compliance with the Company’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company) presents each project to the independent members of the Executive Committee of the Board of Trustees for final approval.

     The Company paid $11.4 million, $50.6 million and $77.0 million for property construction costs to Brasfield & Gorrie LLC during the years ended December 31, 2009, 2008 and 2007, respectively. Of these amounts, $6.9 million, $38.4 million and $67.0 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2009, 2008 and 2007, respectively. The Company had $2.3 million, $0.6 million, and $6.5 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2009, 2008 and 2007, respectively. Mr. Gorrie has a 3.8% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the Executive Committee consistent with the procedure described above.

     The Company also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013. The amended lease provides for aggregate remaining lease payments of approximately $2.6 million from 2010 through the end of the extended lease term. The amended lease also provides the tenant with a right of first refusal to lease additional vacant space in the same building in certain circumstances. The underlying property was contributed to a joint venture during 2007 in which the Company retained a 15% interest. The Company continues to manage the underlying property. The aggregate amount of rent paid under the lease was approximately $0.4 million during 2009 and $0.5 million during 2008.

     Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and his family members and James Lowder and his family members each has a 50% ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Willis of Alabama, McGriff Siebels & Williams, Colonial Insurance Agency, and Marsh, USA, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $5.7 million, $5.0 million, and $7.8 million for 2009, 2008 and 2007, respectively. The aggregate amounts paid by the Company to Colonial Insurance Agency, Inc. for these services during the years ended December 31, 2009, 2008 and 2007 were $0.6 million, $0.5 million, and $0.6 million, respectively. Neither Mr. T. Lowder nor Mr. J. Lowder has an interest in these premiums.

     In October 2009, the Company completed an equity offering of 12,109,500 common shares, including shares issued to cover over-allotments, at $9.50 per share. Certain members of the board of trustees of the Company, including Miller Gorrie (10,526 shares), Thomas Lowder (50,000 shares) and Harold Ripps (100,000 shares), purchased shares in this offering. These common shares, which were all purchased at the public offering price of $9.50 per share, were equal in value to the following amounts on the date of purchase: Mr. Gorrie, $100,000; Mr. T. Lowder, $475,000; and Mr. Ripps, $950,000.

     In December 2009, the Company transferred its entire non-controlling joint venture interest in its retail joint venture, OZ/CLP Retail, LLC, to the retail joint venture’s majority member in a transaction that resulted in the Company’s exit from the retail joint venture and the receipt of a 100% ownership interest in one of the retail joint venture's properties, Colonial Promenade Alabaster. As part of this transaction, the Company made a cash payment of $45.1 million. Approximately $38.0 million of the Company’s cash payment was used to repay mortgage debt and related fees and expenses associated with the

Colonial Promenade Alabaster property, and the remaining approximately $7.1 million was used for the discharge of deferred purchase price owed by the retail joint venture to former unitholders who elected to redeem their units in the retail joint venture in June 2008. The transaction was conditioned on, among other things, former retail joint venture unitholders agreeing to sell to the Company their respective rights to receive payment of deferred purchase price from the retail joint venture. All of the former retail joint venture unitholders elected to sell their payment interests to the Company for a discounted cash amount (i.e., 90% of the deferred purchase price amount). The aggregate amount paid by the Company to former retail joint venture unitholders included amounts paid to certain of the Company’s trustees in the their capacities as former retail joint venture unitholders, including: Mr. Gorrie, $228,330; Mr. J. Lowder, $620,797; Mr. T. Lowder, $620,796; The Colonial Company (in which Messrs. T. and J. Lowder have interests, as described above), $1,462,437; and Mr. Ripps, $1,649,987.

     Other than a specific procedure for reviewing and approving related party construction activities, the Company has not adopted a formal policy for the review and approval of related persons’ transactions generally. Pursuant to its charter, our audit committee reviews and discusses with management and our independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of the Company’s financial statements. Our policies and practices may not be successful in eliminating the influence of conflicts.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 2, 2010 information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, within the meaning of Rule 13d-3 under the Exchange Act, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares;

(2)	each trustee, nominee and named executive officer; and

(3)	our trustees, named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table had, as of the record date, sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to common units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are currently redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and executive officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

		Percent of
	Number of	Percent of	Common
Name and Business Address	Common	Common	Shares
of Beneficial Owner	Shares	Shares (1)	and Units (2)
Thomas H. Lowder (3)	3,196,204	4.7%	4.2%

James K. Lowder (4)	2,548,699	3.7%	3.4%

The Vanguard Group, Inc. (5)	5,981,368	9.0%	8.0%
100 Vanguard Blvd.
Malvern, PA 19355

Cohen & Steers, Inc. (6)	8,283,678	12.4%	11.1%
280 Park Avenue, 10th Floor
New York, NY 10017

BlackRock, Inc. (7)	6,103,228	9.1%	8.1%
40 East 52nd Street
New York, NY 10022

Carl F. Bailey (8)	188,994	*	*

M. Miller Gorrie (9)	1,144,771	1.7%	1.5%

William M. Johnson (10)	902,109	1.3%	1.2%

Glade M. Knight (11)	825,005	1.2%	1.1%

Herbert A. Meisler (12)	836,870	1.2%	1.1%

Claude B. Nielsen (13)	87,240	*	*

Harold W. Ripps (14)	2,328,910	3.4%	3.1%

John W. Spiegel (15)	87,264	*	*

C. Reynolds Thompson, III (16)	343,258	*	*

Paul F. Earle (17)	294,734	*	*

John P. Rigrish (18)	133,666	*	*

Jerry A. Brewer (19)	25,949	*	*

All executive officers and trustees as a group
(15 persons) (20)	12,265,822	16.8%	16.2%
____________________

* Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 66,789,426 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of March 2, 2010.

(2) For purposes of this calculation, the number of common shares and units deemed outstanding includes 66,789,426 common shares currently outstanding, 8,153,899 units currently outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 2, 2010. All such outstanding units are currently redeemable within 60 days of March 2, 2010.

(3) The total includes 700,899 shares directly owned by Thomas Lowder, 21,319 shares owned by Thomas H. Lowder Investments, LLC, 701,400 shares owned by Thomas H. Lowder Capital Holdings, LLC, 59,957 shares owned pursuant to the Company’s 401(k) plan, 13,000 shares subject to options exercisable within 60 days, held in trust for the benefit of Thomas Lowder’s children, and 279,689 shares subject to options exercisable within 60 days. In addition, the total includes 635,350 units directly owned by Thomas Lowder, 89,415 units owned by Thomas H. Lowder Investments, LLC and 695,175 units owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder. Units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 306,702 shares directly owned by James Lowder, 1,600 shares owned by James K. Lowder Investments, LLC, 651,400 shares owned by James K. Lowder Capital Holdings, LLC, 118,991 shares owned pursuant to the Company’s 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 635,351 units directly owned by James K. Lowder, 89,285 units owned by James K. Lowder Investments, LLC, 695,175 units owned by CCI and 195 units held in trust for the benefit of James K. Lowder’s children.

(5) Represents the number of shares owned by The Vanguard Group, Inc. based on a Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 4, 2010. According to such Schedule 13G/A, the Vanguard Group, Inc. has sole voting power with respect to 89,564 of such common shares and sole dispositive power with respect to 5,891,804 of such common shares. The Schedule 13G/A was filed by The Vanguard Group, Inc. solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(6) Information based on a Schedule 13G/A filed with the Securities an Exchange Commission on February 12, 2010 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. indicating that: (a) Cohen & Steers, Inc. beneficially owns 8,283,678 of our common shares and has sole voting power with respect to 6,829,390 of such common shares and sole dispositive power with respect to 8,283,678 of such common shares; (b) Cohen & Steers Capital Management, Inc. beneficially owns 8,097,633 of our common shares and has sole voting power with respect to 6,737,863 of such common shares and sole dispositive power with respect to all of such common shares; and (c) Cohen & Steers Europe S.A. beneficially owns 186,045 of our common shares and has sole voting power with respect to 91,527 of such common shares and sole dispositive power with respect to all of such common shares. According to the Schedule 13G/A, Cohen & Steers, Inc. holds, directly and indirectly, 100% of the ownership interests in each of Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The Schedule 13G/A was filed on behalf of each of Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. solely in their capacities as investment advisers in accordance with Rule 13d-1(b)(1)(ii)(E).

(7) Information based on a Schedule 13G filed with the Securities an Exchange Commission on January 29, 2010 by BlackRock, Inc. indicating that BlackRock, Inc. beneficially owns 6,103,228 of our common shares and has sole voting power and sole dispositive power with respect to all of such common shares. The Schedule 13G was filed by BlackRock, Inc. solely in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(8) The total includes 120,399 shares directly owned by Mr. Bailey, of which 50,000 are pledged for a bank loan, 1,000 shares owned by Mr. Bailey’s spouse, 50,000 shares subject to options exercisable within 60 days and 17,595 units directly owned by Mr. Bailey.

(9) The total includes 221,791 shares directly owed by Mr. Gorrie, 93,959 shares owned by Mr. Gorrie’s spouse, 518,544 shares owned by Brasfield & Gorrie, LLC, which is controlled by Mr. Gorrie, 9,363 shares held in trust for Mr. Gorrie’s son, 14,591 shares held in trust for Mr. Gorrie’s brother and 20,000 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC, and 109,383 units directly owned by Mr. Gorrie.

(10) The total Includes 402,017 shares directly owned by Mr. Johnson, 12,892 shares owned by Mr. Johnson’s spouse, and 20,000 shares subject to options exercisable within 60 days. The total also includes 290,200 units directly owned by Mr. Johnson. Also included are 71,000 shares held by Faith Ventures Foundation, Inc., 42,000 shares held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc., and 64,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc., as to each of which Mr. Johnson has shared voting and investment power.

(11) The total includes 641,564 shares directly owned by Mr. Knight, 84,226 shares owned by LLP, which is controlled by Mr. Knight, 1,547 shares owned by Mr. Knight’s sons, 21,048 owned by Mr. Knight’s spouse and 76,620 shares subject to options exercisable within 60 days.

(12) The total includes 247,341 shares directly owned by Mr. Meisler, 45,000 shares subject to options exercisable within 60 days, 526,934 units owned by Meisler Partnership L.P., a limited partnership of which Mr. Meisler and his wife are partners, and 17,595 units directly owned by Mr. Meisler.

(13) The total includes 29,405 shares directly owned by Mr. Nielsen, 6,970 shares owned by Mr. Nielsen as custodian for his children, 45,000 shares subject to options exercisable within 60 days and 5,865 units directly owned by Mr. Nielsen.

(14) The total includes 332,935 shares directly owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 20,000 shares subject to options exercisable within 60 days and 1,925,975 units directly owned by Mr. Ripps.

(15) The total includes 52,264 shares directly owned by Mr. Spiegel and 35,000 shares subject to options exercisable within 60 days.

(16) The total includes 163,730 shares directly owned by Mr. Thompson, of which 35,335 are pledged for a bank loan, 750 shares owned by Mr. Thompson as custodian for his children, 174,125 shares subject to options exercisable within 60 days and 4,653 shares owned pursuant to the Company’s 401(k) plan.

(17) The total includes 202,153 shares directly owned by Mr. Earle, of which 17,595 of which are pledged for a bank loan, 20,561 shares owned pursuant to the Company’s 401(k) plan, 72,020 shares subject to options exercisable in 60 days.

(18) The total includes 34,709 shares directly owned by Mr. Rigrish, 9,855 shares owned pursuant to the Company’s 401(k) plan, 71,507 shares subject to options exercisable within 60 days, and 17,595 units directly owned by Mr. Rigrish, which are pledged for a bank loan.

(19) The total includes 22,329 shares directly owned by Mr. Brewer, and 3,620 shares subject to options exercisable within 60 days.

(20) Includes 6,075,908 shares, 5,213,053 units and 974,161 shares subject to options exercisable within 60 days held by executive officers and trustees. Units held by CCI have been counted only once for this purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers and shareholders who beneficially own more than 10% of any class of our equity securities to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of, and transactions in, common shares and units. Based on a review of the copies of such reports furnished to us, we believe that all Section 16(a) filing requirements for the fiscal year ended 2009 applicable to such persons were complied with on a timely basis.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2011 annual meeting must be received by us no later than November 12, 2010 to be considered for inclusion in our proxy material for the 2011 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 28, 2011 and no later than February 27, 2011, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the SEC and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after of an intent to present a proposal at the 2011 annual meeting of shareholders and the proposal is voted upon at the 2011 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2011 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     You may vote either by completing and returning a proxy card to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203 and addressed to the Corporate Secretary, by delivering or a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. Common shares represented by proxies, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. Where the proxy is returned by mail but not properly executed, the shares represented by the proxy will not be voted. Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum.

     A quorum is the minimum number of shares required to hold a meeting. Under our by-laws, the presence, in person or by proxy, of at least a majority of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least 15 days before our annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE. On non-routine matters, including the election of trustees, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

     Trustees will be elected by a plurality of all votes cast at the meeting. Abstentions and any broker non-votes will have no effect on the outcome of the vote in the election of trustees. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company’s corporate governance guidelines provide that:

In an uncontested election, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the board whether to accept it. The board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     The ratification of the appointment of Deloitte & Touche LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions will not be counted as a vote “for” or “against” this proposal. Accordingly, abstentions will have no effect on the outcome of this proposal. Under current NYSE rules, the proposal to ratify the appointment of independent auditors is considered a “routine” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of our annual meeting. Any broker non-votes would not be counted as shares entitled to vote on this proposal and, accordingly will not affect the outcome with respect to this proposal.

     We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owner and will reimburse such holders for their reasonable expenses in doing so.

     A copy of our annual report on Form 10-K for the year ended December 31, 2009 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2009 for a reasonable fee.

HOUSEHOLDING OF PROXY MATERIALS

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of the Notice and/or annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of the Notice and/or proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice and/or our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice and/or this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of the Notice and/or our annual report and proxy statement, you can request householding by contacting us in the same manner.

     Your vote is important. If you are unable to be present at the meeting in person, please cast your vote electronically by telephone or internet as soon as possible or, if you elect to receive a proxy card, please complete, sign and date the proxy card and return in promptly in the envelope provided.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

March 12, 2010

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on Wednesday, April 28, 2010.
Vote by Internet
Log on to the Internet and go to www.envisionreports.com/clp Follow the steps outlined on the secured website.

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Trustees recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	To elect the following trustees to serve for a	01 - Carl F. Bailey
	one-year term expiring in 2011:	04 - Glade M. Knight
07 - Herbert A. Meisler
10 - John W. Spiegel
02 - M. Miller Gorrie	03 - William M. Johnson
05 - James K. Lowder	06 - Thomas H. Lowder
08 - Claude B. Nielsen	09 - Harold W. Ripps

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09	10
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

B	Non-Voting Items
Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) exactly as it appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – Colonial Properties Trust
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2010
The Undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints John P. Rigrish and John L. Moss, or either of them, with full power of substitution in each, as proxies and herby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Colonial Brookwood Center, 1st Floor Conference Center, 569 Brookwood Village, Suite 131, Homewood, AL 35209 on April 28, 2010 at 10:30 a.m., central time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions indicated on the reverse side.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees’ recommendations for Proposal 1 and Proposal 2. If no direction is otherwise made, this proxy will be voted FOR Proposals 1 and 2. If you choose to vote by mailing your proxy, the proxies cannot vote your preferences unless you sign and date this card.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in his discretion.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE